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                                  EXHIBIT 6.1

STATE OF LOUISIANA
PARISH OF POINTE COUPEE

                                   CASH SALE

         BEFORE ME, undersigned Notary, and the undersigned competent witnesses personally came and appeared:

         GUARANTY BANK AND TRUST COMPANY (Tax I.D. No. 72-0493576), a domestic banking corporation domiciled in the Parish of Pointe Coupee, State of Louisiana through its duly authorized President, Daniel R. Domingue ("Vendor");

         HUMPHREY THEODORE OLINDE, JR. (S.S. No. ###-##-####), a bachelor of full capacity residing in the Parish of Pointe Coupee, State of Louisiana, whose mailing address is 800 Olinde Street, New Roads, LA 70760 ("Vendee")

         Who declare that for the price of TWO HUNDRED TEN THOUSAND AND NO/100 ($210,000.00) cash, receipt of which is hereby acknowledged, Vendor does hereby sell, transfer, convey and deliver to Vendee with full warranty of title and subrogation to all rights and actions of warranty that Vendor may have, the following described property, possession and delivery of which Vendee acknowledges:

         A certain tract or parcel of land, together with all buildings and improvements thereon and all servitudes, privileges and appurtenances relating thereto, situated in Pointe Coupee Parish, Louisiana, and being known and designated as TRACT E on plat made by Daryl B. Patin, R.L.S., dated September 24, 1981, a copy of which plat is recorded at Conveyance Book 215, Entry 138 of the records of Pointe Coupee Parish, Louisiana, which plat is made a part hereof by reference for greater certainty of description. Said Tract is more particularly described as follows: Begin at the intersection of the East right of way of a street known as Major Parkway with the North right of way of Louisiana State Highway Number 1, being the Southwest corner of TRACT E, proceed then N 60degrees 17'48" a distance of 322.74 feet, then 61degrees 48'01" a distance of 100.06 feet, thence 62degrees 59' 14" a distance of 99.91 feet to a point marked by a flat iron, thence N 21degrees 27'10" W a distance of 701.46 feet, thence S 65degrees 09'37" W a distance of 629.80 feet, thence S 24degrees 50'23" E a distance of
         738.58 feet to a point of beginning, all as is shown on the above mentioned plat. TRACT E is bounded on the Southeast by Louisiana Highway Number One (1), on the Southwest by Major Parkway, on the Northwest by property of Oliver Major, and on the Northeast by property of O'Neal Leonard Estate.
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         Said property being the same acquired by Vendor from Great Guaranty
         Bancshares, Inc. by virtue of a Cash Sale dated February 1, 1984 and recorded at conveyance book 296, Entry 168 in the conveyance records of the Parish of Pointe Coupee, State of Louisiana on April 24, 1986.

         Taxes for the current year will be paid on a pro rata basis by Vendor.

         All parties and persons signing this instrument have declared, and warranty that they have full capacity and authority to execute it.

         The Certificate of Mortgages as required by Article 336A of the Revised Civil Code of Louisiana is dispensed with by the parties hereto. The parties specifically waive the filings of any mortgage certificates, conveyance certificates and paving and tax certificates and hereby agree to hold Notary harmless for any failure to request and/or file the foregoing certificates.

         No title examination was requested by the parties, and none was performed by undersigned Notary. The parties shall defend, indemnify and hold harmless Notary for any and all liability arising out of failure to conduct a title search.

         The property description herein was provided by the parties. Notary in no way warrants the accuracy of the property description. Vendee shall defend, indemnify and hold harmless Notary for any and all liability arising out of the property description.

         This Cash Sale and all of its obligations, provisions and terms shall inure to the benefit of, and be binding upon, the heirs, successors and/or assigns of the parties, and the Vendee and his heirs and assigns shall have and hold the property in full ownership forever.
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         THUS DONE AND SIGNED at New Roads, Louisiana, this 29th day of
December, 1995 at 10:45 o'clock a.m. in the presence of me, Notary Public, and the undersigned competent witnesses after a due reading of the whole.
WITNESSES:

                                          GUARANTY BANK AND TRUST
                                          COMPANY, VENDOR


/s/ illegible                               By: /s/ Daniel R. Domingue
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                                                Daniel R. Domingue, President

/s/ illegible                               /s/ Humphrey Theodore Olinde, Jr.
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                                            Humphrey Theodore Olinde, Jr. Vendee


                             /s/ illegible
                             ------------------------
                                   NOTARY PUBLIC